Exhibit 16.1

Ernst & Young LLP 5 Times Square New York, NY 10036	Tel: +1 212 773 0000 ey.com

March 2, 2015

Securities and Exchange Commission

100 F Street, N.E.

Washington, DC 20549

Ladies and Gentlemen:

We have read Item 4.01 of Form 8-K dated February 27, 2015 of Warner Music Group Corp. and are in agreement with the statements contained in the second paragraph of (a) Dismissal of Independent Registered Public Accounting Firm on page 2 therein. We have no basis to agree or disagree with other statements of the registrant contained therein.

/s/ Ernst & Young LLP

A member firm of Ernst & Young Global Limited